UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
Registration Statement under the Securities Act of 1933
STERICYCLE, INC.
(Exact name of registrant as specified in its charter)

Delaware	36-3640402
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)
28161 North Keith Drive, Lake Forest, Illinois 60045
(Address of principal executive offices)
Stericycle, Inc. 2008 Incentive Stock Plan
(Full title of the plan)
Mark C. Miller
President and Chief Executive Officer
Stericycle, Inc.
28161 North Keith Drive, Lake Forest, Illinois 60045
(Name and address of agent for service)
(847) 367-5910
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		maximum	maximum
securities to be	Amount to be	offering price per	aggregate offering	Amount of
registered	registered(1)	share(2)	price(2)	registration fee
Common stock, par value $.01 per share	3,500,000 shs.	$59.49	$208,197,500.00	$8,182.85

(1)	The aggregate number of shares to be registered is subject to adjustment by reason of stock splits, stock dividends and other events pursuant to the anti-dilution provisions of the Stericycle, Inc. 2008 Incentive Stock Plan. Accordingly, pursuant to Rule 416, this registration statement covers, in addition to the number of shares of common stock shown in the table above, an indeterminate number of shares of the registrant’s common stock that may become issuable by reason of such provisions.

(2)	Computed pursuant to Rule 457(c), in accordance with Rule 457(h)(1), on the basis of the average of the high and low reported sales price on August 4, 2008 of a share of the registrant’s common stock on the NASDAQ Stock Market.

PART I
Information Required in the Section 10(a) Prospectus
Item 1. Plan Information
     The information required by Item 1 is omitted from this registration statement in accordance with the Note to Part I of Form S-8.
Item 2. Registrant Information and Employee Plan Annual Information
     The information required by Item 2 is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8.
PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference
     The registrant incorporates by reference in this registration statement the following documents that the registrant has filed with the Securities and Exchange Commission (the “Commission”):
     (a) the registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2007;
     (b) the registrant’s quarterly reports on Form 10-Q for the quarters ended March 31 and June 30, 2008;
     (c) the registrant’s current reports on Form 8-K filed on February 6, February 22, April 18, April 23 and July 24, 2008; and
     (d) the description of the registrant’s common stock, par value $.01 per share, contained in the registration statement on Form 8-A that the registrant filed on August 21, 1996, together with any amendment or report that the registrant may file for the purpose of updating this description.
     All documents that the registrant files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the filing of this registration statement but prior to the filing of a post-effective amendment which (i) indicates that all of the shares of the registrant’s common stock covered by this registration statement (the “shares”) have been sold, or which (ii) deregisters all of the shares then remaining unsold, shall be deemed to be incorporated by reference in and to be part of this registration statement from their respective dates of filing.
     Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded to the extent that a statement in this registration statement, or in any document filed after the filing of this registration statement which is deemed to be incorporated by reference in this registration statement, modifies or supersedes the earlier statement. The earlier statement shall be deemed to be incorporated in this registration statement only as so modified or superseded.
Item 4. Description of Securities
     This item is not applicable.
Item 5. Interests of Named Experts and Counsel
     The legality of the shares of the registrant’s common stock covered by this registration statement is being passed upon for the registrant by Johnson and Colmar, 300 South Wacker Drive, Suite 1000, Chicago, Illinois 60601, who serve as the registrant’s outside general counsel. Partners of Johnson and Colmar beneficially own or have voting or investment power over 4,776 shares of the registrant’s common stock.
Item 6. Indemnification of Directors and Officers
     Section 145 of the Delaware General Corporation Law provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation in non-derivative suits for expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the corporation’s best interests. In the case of criminal actions and proceedings, the person also must not have had reasonable cause to believe that his or her conduct was unlawful. Indemnification of expenses is also authorized in stockholder derivative actions if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the corporation’s best interests and if he or she has not been found liable to the corporation. Even in this latter instance, the court may determine that, in view of all the circumstances, the person is entitled to indemnification for such expenses as the court deems proper. A person sued as a director, officer, employee or agent of a corporation who has been successful in defense of the action must be indemnified by the corporation against expenses.
     Article 5 of our amended and restated bylaws requires us to indemnify our directors, officers, employees and agents to the maximum extent permitted by Delaware law. Article 5 also requires us to advance the litigation expenses of a director or officer upon receipt of his or her written undertaking to repay all amounts advanced if it is ultimately determined that he or she is not entitled to indemnification. We have entered into individual indemnification agreements with each of our directors and officers confirming and supplementing these rights to indemnification.
     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of the director’s fiduciary duty of care. The provision may not eliminate or limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, declaring an illegal dividend or approving an illegal stock repurchase, or obtaining an improper personal benefit. Article 10 of our amended and restated certificate of incorporation eliminates the personal liability of our directors to the fullest extent permitted by Section 102(b)(7).
     If a director of ours were to breach his or her fiduciary duty of care, neither we nor our stockholders could recover monetary damages from the director, and the only course of action available to our stockholders would be equitable remedies, such as an action to enjoin or rescind the transaction or event involving the breach of the fiduciary duty of care. To the extent that claims against directors are thereby limited to equitable remedies, this provision of our amended and restated certificate of incorporation may reduce the likelihood of derivative litigation against our directors for breach of their fiduciary duty of care. In addition, equitable remedies may not be effective in many situations. If a stockholder’s only remedy is to enjoin the completion of the action in question by the board of directors, this remedy would be ineffective if the stockholder does not become aware of the transaction or event until after its has been completed. In this situation, the stockholder would not have an effective remedy against the directors.
     By reason of directors’ and officers’ liability insurance that we maintain, our directors and officers are insured against actual liabilities, including liabilities under the federal securities laws, for acts or omissions related to the conduct of their duties.
Item 7. Exemption from Registration Claimed
     This item is not applicable.

Item 8.	Exhibits

4.1	Stericycle, Inc. 2008 Incentive Stock Plan

5.1	Opinion of Johnson and Colmar

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Johnson and Colmar (included in Exhibit 5.1)

24.1	Power of attorney (included under the caption “Power of Attorney” on page 6)
Item 9. Undertakings
     Rule 415 Offering
     The registrant undertakes:
      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
     (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that undertakings (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those undertakings is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this registration statement;
     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and
     Filings Incorporating Subsequent Exchange Act Documents by Reference
     The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to sections 13(a) or 15(d) of the Exchange Act which is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Commission Position on Indemnification
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law or the registrant’s certificate of incorporation and bylaws or individual indemnification agreements, as described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, on August 8, 2008.

Stericycle, Inc.
By	/s/ Mark C. Miller
Mark C. Miller
President and Chief Executive Officer
Power of Attorney
     Each person whose signature appears below who is then an officer or director of the registrant authorizes Mark C. Miller, Richard T. Kogler and Frank J.M. ten Brink, or any one of them, with full power of substitution and resubstitution, to sign in his name and to file any amendments (including post-effective amendments) to this registration statement and all related documents necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, in connection with the registration of the securities which are the subject of this registration statement, which amendments may make such changes in this registration statement (as it may be so amended) as Mark C. Miller, Richard T. Kogler and Frank J.M. ten Brink, or any one of them, may deem appropriate, and to do and perform all other related acts and things necessary to be done.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jack W. Schuler Jack W. Schuler	Chairman of the Board of Directors	August 8, 2008

/s/ Mark C. Miller Mark C. Miller	President, Chief Executive Officer and a Director (Principal Executive Officer)	August 8, 2008

/s/ Frank J.M. ten Brink Frank J.M. ten Brink	Chief Financial Officer (Principal Finance and Accounting Officer)	August 8, 2008

/s/ Thomas D. Brown Thomas D. Brown	Director	August 8, 2008

/s/ Rod F. Dammeyer Rod F. Dammeyer	Director	August 8, 2008

Name	Title	Date

/s/ William K. Hall Patrick F. Graham	Director	August 8, 2008

/s/ Jonathan T. Lord, M.D. Jonathan T. Lord, M.D.	Director	August 8, 2008

/s/ John Patience John Patience	Director	August 8, 2008

/s/ Thomas R. Reusché Thomas R. Reusché	Director	August 8, 2008

/s/ Ronald G. Spaeth Ronald G. Spaeth	Director	August 8, 2008

/s/ L. John Wilkerson, Ph.D. L. John Wilkerson, Ph.D.	Director	August 8, 2008